Royal Bank of Canada	Free Writing Prospectus dated September 29, 2023 Relating to Preliminary Pricing Supplement MSELN556-MXEF, dated September 29, 2023; Registration Statement No. 333-259205; Filed Pursuant to Rule 433
Trigger PLUS Based on the Performance of the MSCI Emerging Markets Index due November 4, 2026
Principal at Risk Securities
This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, the prospectus supplement and the prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.
Summary Terms
Issuer:	Royal Bank of Canada
Underlying index:	MSCI Emerging Markets Index (“MXEF”)
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	October 18, 2023
Original issue date:	October 23, 2023 (3 business days after the pricing date)
Valuation date:	October 30, 2026, subject to adjustment for non-trading days and certain market disruption events
Maturity date:	November 4, 2026
Payment at maturity per Trigger PLUS[1]:
If the final index level is greater than the initial index level,
$1,000 + $1,000 × leverage factor × underlying index return
If the final index level is less than or equal to the initial index level but is greater than or equal to the trigger level,
$1,000
If the final index level is less than the trigger level,
$1,000 + $1,000 × underlying index return
Under these circumstances, the payment at maturity will be less than $800. You will lose at least 20% and possibly all of the stated principal amount if the final index level is less than the trigger level.

Underlying index return:	(final index level – initial index level) / initial index level
Initial index level:	The closing level of the underlying index on the pricing date
Final index level:	The closing level of the underlying index on the valuation date
Leverage factor:	123%
Trigger level:	80% of the initial index level
CUSIP/ISIN:	78016NL39 / US78016NL391
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/1000275/000114036123045833/ef20011540_fwp.htm

Hypothetical Payout at Maturity1
Change in Underlying Index	Return on the Securities
+50.00%	61.50%
+40.00%	49.20%
+30.00%	36.90%
+20.00%	24.60%
+10.00%	12.30%
+5.00%	6.15%
0.00%	0.00%
-5.00%	0.00%
-10.00%	0.00%
-20.00%	0.00%
-21.00%	-21.00%
-30.00%	-30.00%
-40.00%	-40.00%
-50.00%	-50.00%
-60.00%	-60.00%
-80.00%	-80.00%
-100.00%	-100.00%

Royal Bank of Canada has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-688-2301.

1 All payments are subject to our credit risk

Royal Bank of Canada	Free Writing Prospectus dated September 29, 2023 Relating to Preliminary Pricing Supplement MSELN556-MXEF, dated September 29, 2023; Registration Statement No. 333-259205; Filed Pursuant to Rule 433
Underlying Index
For more information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.
Risk Considerations
The risks set forth below, together with additional risks, are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.
Risks Related to the Terms and Structure of the Trigger PLUS
•	The Trigger PLUS do not pay interest and you may lose all or a portion of the principal amount at maturity.
•
The Trigger PLUS are subject to the credit risk of Royal Bank of Canada, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS.

•	The amount payable on the Trigger PLUS is not linked to the level of the underlying index at any time other than the valuation date.
•	Investing in the Trigger PLUS is not equivalent to investing in the underlying index.
•	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Trigger PLUS.
•	Significant aspects of the tax treatment of the Trigger PLUS are uncertain.
Risks Related to the Initial Estimated Value of the Trigger PLUS
•	The initial estimated value of the Trigger PLUS, which is expected to be between $903.25 and $953.25 per Trigger PLUS, is less than the price to the public.
•	Our initial estimated value of the Trigger PLUS is an estimate only, calculated as of the time the terms of the Trigger PLUS are set.
Risks Related to the Secondary Market for the Trigger PLUS
•	The market price of the Trigger PLUS will be influenced by many unpredictable factors.
•	The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited.
Risks Relating to the Underlying Index
•	An investment in the Trigger PLUS is subject to risks relating to non-U.S. securities markets.
•	An investment in the Trigger PLUS is subject to risks associated with emerging markets.
•	Securities linked to the underlying index are subject to foreign currency exchange rate risk.
•	Adjustments to the underlying index could adversely affect the value of the Trigger PLUS.
•	We have no affiliation with the index sponsor and will not be responsible for any actions taken by the index sponsor.
•	Historical levels of the underlying index should not be taken as an indication of its future levels during the term of the Trigger PLUS.
Risks Relating to Conflicts of Interest
•	Hedging and trading activity by us and our subsidiaries could potentially adversely affect the value of the Trigger PLUS.
•	Our business activities may create conflicts of interest.
•	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Trigger PLUS, which may create a conflict of interest.

Tax Considerations
You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS, and you should consult your tax adviser.